                                                                    OMB APPROVAL

                                                           OMB NUMBER: 3235-0104

                                                        Estimated average burden
                                                        hours per response...0.5


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Presta                             Scott
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

3200 Bristol St. 8th Floor
--------------------------------------------------------------------------------
                                    (Street)

Costa Mesa                         Ca                       92626
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

5/24/00
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

e-Net Financial.Com Corporation
(ennt)
________________________________________________________________________________
5.   Relationship of Reporting Persons to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
          Secretary/Treasurer

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================


                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                            237,500                      D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).







FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                        See Below #1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                        See Below #2
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                        See Below #3
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses: See Corporate Stock Compensation Program file with the SEC in the S-8 and S-8Pos filings

#1   Individual eligible for stock bonus Plan

#2   Individual may defer up to 1/3 of his wages per quarter

#3 The Company has a Stock Compensation Plan, pursuant to that, the Plan Administrators may evaluate individual and grant a bonus of up to 35% of his annual wages

                            /s/ Scott Presta             7/12/00
                      -------------------------------   -----------
                      **Signature of Reporting Person    Date

     * If the form is filed by more than one reporting person SEE Instructions 5(b)(v)

     ** Intentional misstatements or omissions of facts constitute
        Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.